As filed with the Securities and Exchange Commission on June 18, 2019

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIOS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2754337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 West University Parkway

Sarasota, FL 34243

(Address of Principal Executive Offices) (Zip Code)

2019 Equity Incentive Plan

(Full Title of the Plan)

Wolfgang Dangel
President and Chief Executive Officer
Helios Technologies, Inc.
1500 West University Parkway

Sarasota, FL 34243

(Name and Address of Agent for Service)

941-362-1200
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gregory C. Yadley Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Suite 2800 Tampa, FL 33602 Telephone: 813-229-7600 Fax: 813-229-1660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $.001 per share	1,000,000 (of which 639,002 are being newly registered)	$ 44.62	$ 28,512,269.24	$ 3,455.69

(1)

Consists of 1,000,000 additional shares of the Registrant’s Common Stock (“Shares”) reserved for issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) comprised of (i) 639,002 Shares being newly registered, and (ii) 360,998 Shares previously registered on Form S-8 (File No. 333-177448) filed with the Securities and Exchange Commission (“SEC”) on October 21, 2011.  See “Explanatory Statement.”

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional number of shares as may be available under the 2019 Plan in the event of a stock dividend, stock split, recapitalization or other similar change to the Common Stock

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price were calculated based on upon the average of the high and low prices of the Registrant’s shares of Common Stock as reported by the Nasdaq Capital Market on June 12, 2019.

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (this “Registration Statement”) is to register 1,000,000 shares (“Shares”) of Helios Technologies, Inc. (“we,” “our,” “us,” “Helios,” or the “Registrant”) common stock, par value $.001 per share (the “Common Stock”), that may be offered pursuant to the Helios Technologies, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).

Out of the total of 1,000,000 Shares reserved for issuance under the 2019 Plan, 360,998 Shares ( the “Carryover Shares”) are being carried over from the Company’s Form S-8 (File No. 333-177448) filed with the Securities and Exchange Commission (“SEC”) on October 21, 2011 (the “Prior Registration Statement”) and 639,000 Shares are being newly registered herewith. The Carryover Shares were previously registered for use pursuant to the Company’s 2011 Equity Incentive Plan under the Prior Registration Statement. To effect the carryover of the Carryover Shares from the Prior Registration Statement, the Company has contemporaneously filed Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Amendment”). Following the filing of the Amendment, the Carryover Shares will no longer be available for new awards under the 2011 Equity Incentive Plan. The Amendment was filed to reallocate the Carryover Shares from the 2011 Equity Incentive Plan to the 2019 Plan, and to carry over the registration fees paid for the 360,998 Carryover Shares that were previously registered from the Prior Registration Statement to this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement and as required by Rule 428(b)(1).  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Registrant, are incorporated into this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, filed with the SEC on February 26, 2019 (File No. 0-21835) (the “Annual Report”);
•

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest Annual Report or prospectus referred to in (1) above; and

•

The description of the Common Stock contained in the Registrant’s Form S-3, filed with the SEC on January 29, 2018 (File No. 333-222760), including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the FBCA. Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not stop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(1) of the FBCA, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(2) of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Section 607.0850(3) of the FBCA, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) described above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Our amended and restated articles of incorporation, as amended, provide that we shall indemnify our officers and directors to the fullest extent permitted by the current law.

Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850. We have secured insurance covering our directors and officers and those of our principal subsidiaries and affiliate companies against certain liabilities.

We have entered into indemnification agreements with each member of our board of directors and our executive officers. The indemnification agreements require, among other things, that we indemnify to the fullest extent permitted by law and advance to each indemnified director and executive officer all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by an indemnified director or executive officer seeking to enforce his or her rights under the indemnification agreements. Although the indemnification agreements offer substantially the same scope of coverage afforded by law, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or the shareholders to eliminate the rights they provide.

We also maintain insurance coverage relating to certain liabilities of our directors and executive officers.

The foregoing summaries are qualified in their entirety by reference to the terms and provisions of such arrangements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9.Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on June 18, 2019.

HELIOS TECHNOLOGIES, INC.

By:	/s/Wolfgang Dangel
Wolfgang Dangel
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Wolfgang Dangel and Tricia S. Fulton, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 18, 2019.

Signature	Title	Date

/s/ Wolfgang H. Dangel Wolfgang H. Dangel	President and Chief Executive Officer, Director	June 18, 2019

/s/ Tricia S. Fulton Tricia S. Fulton	Chief Financial Officer	June 18, 2019

/s/ Marc Bertoneche Marc Bertoneche	Director	June 18, 2019

/s/ Douglas M. Britt Douglas M. Britt	Director	June 18, 2019

/s/ David W. Grzelak David W. Grzelak	Director	June 18, 2019

/s/ Kennon H. Guglielmo Kennon H. Guglielmo	Director	June 18, 2019

/s/ Christine L. Koski Christine L. Koski	Director	June 18, 2019

/s/ Philippe Lemaitre Philippe Lemaitre	Director, Chairman of the Board of Directors	June 18, 2019

/s/ Alexander Schuetz Alexander Schuetz	Director	June 18, 2019

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1

Amended and Restated Articles of Incorporation of the Company (previously filed as Exhibit 3.1 in the Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on December 19, 1996 (File No. 333-14183) and incorporated herein by reference).

3.2	Articles of Amendment to Articles of Incorporation effective June 8, 2011 (previously filed as Exhibit 3.1 to the Company’s Form 8-K filed on June 9, 2011, and incorporated herein by reference).
3.3

Articles of Amendment to Amended and Restated Articles of Incorporation effective June 4, 2014 (previously filed as Exhibit 3.1 to the Company’s Form 8-K filed on June 4, 2014, and incorporated herein by reference).

3.4

Articles of Amendment to Amended and Restated Articles of Incorporation effective June 13, 2019 (previously filed as Exhibit 3.1 to the Company’s Form 8-K filed on June 18, 2019, and incorporated herein by reference).

3.5	Second Amended and Restated Bylaws of Helios Technologies, Inc. (previously filed as Exhibit 3.2 to the Company’s Form 8-K filed on June 18, 2019, and incorporated herein by reference).
4.1

2019 Equity Incentive Plan (previously filed as Appendix A to the Proxy Statement for the 2019 Annual Meeting of Shareholders, filed with the SEC on April 11, 2019, and incorporated herein by reference).

5.1	Opinion of Shumaker, Loop & Kendrick, LLP.*
10.1	Form of Restricted Stock Unit Grant Agreement (previously filed as Exhibit 10.4 to the Company’s Form 8-K filed on June 18, 2019, and incorporated herein by reference).
23.1	Consent of Grant Thornton LLP.*
23.3	Consent of Shumaker, Loop & Kendrick, LLP (contained in Exhibit 5.1).*

* Filed herewith.